Exhibit 10.5

June 3, 2018

Frank Grillo

Via Email: @gmail.com

Re:      Employment Terms

Dear Frank:

I am pleased to offer you employment with AirXpanders, Inc. (“AirXpanders” or the “Company”), on the terms and conditions set forth in this offer letter agreement (the “Offer Letter”). You will be employed in the position of President and Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”). As President and CEO, you will perform the duties typical for such a position and the duties requested by the Board, including holding office as a director of the Company. In addition, you will devote your full energies, abilities and productive business time to the performance of your job for the Company and will not engage in any activity that would in any way interfere or conflict with the full performance of any of your duties for the Company. Your anticipated start date with the Company is June 12, 2018 (the “Start Date”).

Salary and Benefits.

You will receive a salary paid at the annual rate of $450,000, less payroll deductions and withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your salary will be reviewed annually in accordance with the Company’s normal review process.

You will be eligible to earn an annual performance and retention bonus of up to thirty percent (30%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Board’s assessment of your performance and the Company’s attainment of written targeted goals as agreed on by you and the Board. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 31 of the calendar year after the applicable bonus year. For 2018, even though you will not be employed for the entire year, your bonus eligibility will not be prorated.

In addition, you will be eligible to receive an annual performance and long-term incentive equity grant, which grant will be calculated based on a target of up to fifty percent (50%) of your base salary rate (the “LTI Bonus”). The LTI Bonus will be based upon the Board’s assessment of your performance and the Company’s attainment of written targeted goals as set by the Board in its sole discretion. If earned, the LTI Bonus will be paid in stock options to purchase shares of the Company’s Common Stock (an “LTI Bonus Option”).  Each LTI Bonus Option shall be subject to Board and stockholder approval, with the number of shares being based on a ten-day weighted average closing price of the Company’s Common Stock (or CHESS Depositary Interests) using Black Scholes methodology on the date immediately prior to two business days after the issuance of the Company’s financial statements for the applicable year, and granted, typically at the Company’s Annual General Meeting, subject to stockholder approval. Each LTI Bonus Option would be granted under the terms of the Company’s 2015 Equity Incentive Plan (the “Plan”) and as documented in the LTI Bonus Option grant notice and LTI Bonus Option agreement executed by you and the Company (the “LTI Bonus Option Documents”).  Upon grant of a LTI Bonus Option, twenty-five percent (25%) of the shares subject to the LTI Bonus Option will vest twelve (12) months after the date of grant, with the remaining balance vesting monthly thereafter over the next 36 months in equal monthly amounts subject to your continuing employment with the Company on each such vesting date. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

As an employee, you will be eligible to receive health care benefits for medical, dental and vision. Other Company benefits include Life Insurance and a 401k plan for employee-based contributions. Your eligibility and all such benefits will be subject to plan terms and generally applicable Company policies, as may be in effect from time to time. You also will be eligible to accrue Paid Time Off (PTO) at an annual rate of four (4) weeks per year as work is performed, up to the Company’s then-applicable maximum PTO accrual cap, which will be pursuant to the terms and conditions of the Company’s PTO policies in effect from time to time during your employment. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

Equity Compensation / Accelerated Vesting in Connection with Change in Control.

Upon the earliest to occur of (i) the Company’s completion of a Qualified Financing (as defined below); (ii) the twelve (12) month anniversary of your Start Date; and (iii) a Change in Control of the Company (as defined below), subject to the approval of the Board and the stockholders, the Company will grant you an option to purchase shares of the Company’s Common Stock equal to 5% of the Company’s Fully Diluted Capitalization (as defined below) as of the option grant date (the “Option”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board. If granted, 25% of the shares subject to the Option will vest twelve (12) months after the vesting commencement date (which will be your Start Date) and the remaining shares will vest monthly thereafter over the next 36 months in equal monthly amounts subject to your continuing employment with the Company on each such vesting date. The Option would be granted under the terms of the Plan and as documented in the Option grant notice and Option agreement executed by you and the Company (the “Option Documents”).  Except as set forth in this paragraph, the Option shall remain subject to the terms and conditions of the Plan and the Option Documents. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment

As an additional benefit to you, the LTI Bonus Option Documents and the Option Documents will provide that in the event that a Change in Control occurs during your employment with the Company, the vesting of the then-unvested shares subject to the LTI Bonus Option and the Option shall be accelerated such that fifty percent (50%) of such unvested shares shall be deemed immediately vested and exercisable as of immediately prior to the effective closing date of such Change in Control (the “Accelerated Vesting”), and the remaining shares subject to the LTI Bonus Option and the Option shall vest equally each month over the following twelve (12) months, provided that you make yourself readily available, if requested by the Company (or its successor), to provide services to the Company (or its successor). The Accelerated Vesting shall be conditioned upon your signing and delivering to the Company (or its successor) an effective release of claims agreement in the form and under the terms provided at that time by the Company (or its successor) and subject to your continued compliance with the terms of this Offer Letter and the Agreement (as defined below).

Change in Control Bonus.

As an additional benefit to you, you will be eligible to receive a bonus in connection with your continued employment through a Change in Control. Specifically, if you remain continuously employed as the Company’s CEO in good standing through the effective closing date of a Change in Control, you will earn a cash bonus in the amount of 100% of your annual base salary in effect as of such closing date, less all applicable deductions and withholdings. If earned, such bonus will be paid to you on or within thirty (30) days after such closing date.

Protection of Third Party Information / Compliance with Confidentiality Agreement and Company Policies.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. The Company will allow you to continue serving on the outside company boards on which you currently serve: EmbolX, Empirical Spine, and Levita Medical, so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company, and provided that the companies are in non-competitive businesses to the Company. You agree that you will not join any other boards without the written approval of the Company’s Board Chairman.

In your work for the Company, you are expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company. You represent and agree that you are not in unauthorized possession of, and will not to bring onto Company premises, any former employer or third party confidential information or property.

You are expected to continue to abide by the Company’s rules, policies and standards (including, but not limited to, the Company’s Employee Handbook), as adopted or modified by the Company from time to time. As a condition of employment, you must sign and comply with the Company’s Employee Confidential Information and Invention Assignment Agreement attached hereto (the “Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

At-Will Employment; Severance.

At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without Cause (as defined below), and with or without advance notice. We request that, in the event of your employment resignation, you give the Company at least two weeks’ notice. Your employment at-will status can only be modified in a written agreement signed by you and the Chairman of the Board. Upon termination of your employment for any reason, you will also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates (including without limitation any subsidiaries), each effective on the date of termination.

Termination without Cause. If, at any time, the Company terminates your employment without Cause (and other than as a result of your death or disability), and provided such termination constitutes a Separation from Service (as defined below) (such termination, a “Qualifying Termination”), then subject to your satisfying each of the terms of the paragraph titled “Conditions to Receipt of Cash Severance and COBRA Severance” below, and your continued compliance with the terms of this Offer Letter and the Agreement, the Company will provide you with the following severance benefits:

(a)     Cash Severance. The Company will pay you, as cash severance: (i) six (6) months of your base salary in effect as of your Separation from Service date, if such Separation from Service date occurs during your first year of employment with the Company; and (ii) nine (9) months of your base salary in effect as of your Separation from service date, if such Separation from Service date occurs after the first anniversary of your start date of employment with the Company; in either case less standard payroll deductions and tax withholdings (either such amount, as applicable, the “Cash Severance”). The Cash Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(b)     COBRA Severance. The Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of: (i) six (6) months, if your Separation from Service date occurs during your first year of employment with the Company; and (ii) nine (9) months, if your Separation from service date occurs after the first anniversary of your start date of employment with the Company; in either case, at the option of the Company either by reimbursing or by paying directly your COBRA premiums (the “COBRA Severance”). The Company's obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (each payment, a “Special Payment”) (which amount shall be based on the premium for the first month of COBRA coverage), which Special Payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the calendar month following your Separation from Service date during which you receive the last installment of the applicable Cash Severance. The first installment of any Special Payment, including any installments that you would have otherwise received earlier, will be made in the month that the Release becomes effective, but, if the Release Period spans two (2) calendar years, you will not be paid any Special Payments until the second calendar year.

Resignation; Termination for Cause; Death or Disability. If, at any time, you resign your employment for any reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Cash Severance, COBRA Severance or Accelerated Vesting, other than your rights to the vested portion of your Option and any other rights to which you are entitled under the Company’s benefit programs.

Conditions to Receipt of Cash Severance and COBRA Severance. Prior to and as a condition to your receipt of the Cash Severance and COBRA Severance described above, you shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”). As noted above, you shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates (including without limitation any subsidiaries), each effective on the date of termination.

Definitions.

For purposes of this Offer Letter, the following terms shall have the following meanings:

“Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company; (e) misconduct, or other violation of Company policy that causes harm; (f) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of the Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (g) conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Company in its sole discretion.

“Change in Control” shall have the meaning set forth in the Plan, as amended from time to time.

“Fully Diluted Capitalization” means the number of issued and outstanding shares of the Company's capital stock, assuming the conversion or exercise of all of the Company's outstanding convertible or exercisable securities, including all outstanding vested or unvested options or warrants to purchase the Company's capital stock. Notwithstanding the foregoing, "fully diluted capitalization" excludes: any convertible promissory notes issued by the Company and any equity securities that are issuable upon conversion of any outstanding convertible promissory notes.

“Qualified Financing” means issuance of debt or equity of U.S. $10,000,000 or more.

“Separation from Service” shall mean a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).

Compliance with Section 409A.

It is intended that the Cash Severance, COBRA Severance and Accelerated Vesting set forth in this Offer Letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Offer Letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Offer Letter, if the Company (or, if applicable, the successor entity thereto) determines that the Cash Severance, COBRA Severance or Accelerated Vesting constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Cash Severance, COBRA Severance and Accelerated Vesting shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this paragraph shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Cash Severance, COBRA Severance and Accelerated Vesting benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Cash Severance, COBRA Severance and Accelerated Vesting benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Section 280G; Parachute Payments.

(a)     If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Offer Letter (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)     Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)     Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this section of the Offer Letter. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d)     If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of subsection (a) of this section of this Offer Letter and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of subsection (a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of subsection (a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Dispute Resolution.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Offer Letter, or your employment, or the termination of your employment, including but not limited to all statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in San Francisco, California, by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (available upon request and also currently available at the following web address: http://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. To the maximum extent permitted by applicable law, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Offer Letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Miscellaneous.

This Offer Letter, along with the Agreement, forms the complete and exclusive agreement regarding your employment with the Company. It supersedes any prior representations or agreements, whether oral or written. Except for those changes expressly reserved to the Company’s discretion, the terms in this letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an authorized officer or member of the Board and you. If any provision of this Offer Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Offer Letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

To accept the Company’s Offer Letter, please sign and date this letter in the space provided below and return it to the Company by the close of business on June 6, 2018. Please electronically submit your signed offer of employment to me at email address.

We look forward to your favorable reply and to working with you at AirXpanders.

Sincerely, /s/ Barry Cheskin Barry Cheskin Chairman, Board of Directors AirXpanders, Inc.

Agreed to and accepted:

Signature: /s/ Frank Grillo

Date: /s/ June 8, 2018

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